Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED

PUBLIC ACCOUNTANTS

Partners

Mid-Con Energy Partners, LP:

We have audited the accompanying statement of revenues and direct operating expenses of certain oil properties and additional working interest located in in the Hugoton Basin area in Texas County, Oklahoma acquired by Mid-Con Energy Partners, LP (“Company”) for the year ended December 31, 2011. This statement of revenues and direct operating expenses is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of revenues and direct operating expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of the Company) as described in Note A to the statements and are not intended to be a complete presentation of the Company’s revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of certain oil properties and additional working interest located in in the Hugoton Basin area in Texas County, Oklahoma acquired by the Company in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Tulsa, Oklahoma

January 16, 2013

HUGOTON PROPERTIES

Statements of Revenues and Direct Operating Expenses

(In thousands)

	Nine Months	Year
	Ended	Ended
	9/30/2012	12/31/2011
	(unaudited)	(audited)
REVENUES:
Oil sales	$6,061	$8,174
Natural gas sales	107	192

Total revenues	6,168	8,366

DIRECT OPERATING EXPENSES:
Lease operating expenses	1,648	1,907
Oil and gas production taxes	525	704

Total direct operating expenses	2,173	2,611

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$3,995	$5,755

See accompanying notes to the financial statements

Hugoton Properties

Notes to Statements of Revenues and Direct Operating Expenses

Note 1. Organization and Nature of Operations

Mid-Con Energy Partners, LP (“we”, “our”, or “us”) is a publicly held Delaware limited partnership that engages in the acquisition, exploitation and development of producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Our general partner is Mid-Con Energy GP, LLC, a Delaware limited liability company.

Note 2. Acquisitions

On November 2, 2012, we acquired certain oil properties and additional working interest located in the Hugoton Basin area in Texas County, Oklahoma (the “Hugoton Properties”). We paid approximately $28.9 million in aggregate consideration for these properties. The transactions were financed using proceeds from our credit facility.

The acquisition has been accounted for using the acquisition method and the assets acquired were recorded at fair market value.

Note 3. Summary of Significant Accounting Policies

Basis of presentation

The accompanying Statements of Revenues and Direct Operating Expenses and related notes present the revenues and direct operating expenses related to the Hugoton Properties for the nine months ending September 30, 2012 and for the year ended December 31, 2011. Based on our December 31, 2011 audited financial statements, the purchase price of the Hugoton Properties ($28.9 million) represent approximately 30% of the total value of Mid-Con Energy Partners, LP assets ($96.6 million) and therefore only the most recent fiscal year is audited.

The Statements of Revenues and Direct Operating Expenses are only presented because it is not practicable to obtain full historical audited financial statements with respect to the Hugoton Properties. The Hugoton Properties were not material to the company from which they were acquired and did not represent substantially all of its assets. The properties were also not held as a separate subsidiary of the company and therefore they did not prepare separate financial statements. The accompanying statements of revenues and direct operating expenses do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization or accretion of discounts on asset retirement obligations because the property interests acquired represent only a portion of the seller’s business and the costs incurred by the seller are not necessarily indicative of the costs we will incur.

Revenue recognition

We follow the sales method of accounting for crude oil and natural gas revenues for the Hugoton Properties during the periods presented. Under this method, revenues are recognized based on our share of actual proceeds from oil and gas sold to purchasers. Natural gas revenues would not have been significantly altered for the period presented had the entitlements method of recognizing natural gas revenues been utilized.

Note 4. Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

An analysis of the acquired properties pro forma proved oil and gas reserves as estimated by the Company is presented below for the period ended December 31, 2011:

	Oil	Gas
	(MBbls)	(MMcf)	Mboe
Proved developed and undeveloped reserves:
As of December 31, 2010	1,951	194	1,984
Production	(105)	(16)	(108)

As of December 31, 2011	1,846	178	1,876

Proved developed reserves at December 31, 2011	1,611	178	1,641

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recoverable through existing wells with existing equipment and operating methods.

The prices utilized in calculating our total proved reserves were $89.17 per Bbl of oil and $5.00 per MMBtu of natural gas. These prices were adjusted by lease for quality, transportation fees, location differentials, marketing bonuses or deductions or other factors affecting the price received at the wellhead.

The standardized measure represents the present value of estimated future cash inflows from proved oil and gas reserves, less future development, production, plugging and abandonment costs, discounted at the rate prescribed by the SEC. The standardized measure of discounted future net cash flow does not purport to be, nor should it be interpreted to represent, the fair market value of our proved oil and natural gas reserves. The following assumptions have been made:

•

In the determination of future cash inflows, sales prices used for oil and natural gas for the year ended December 31, 2011 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month in such period.

•	Future costs of developing and producing the proved oil and reserves were based on costs determined at each such period-end, assuming the continuation of existing economic conditions.

•	No future income tax expenses are computed for Mid-Con Energy Partners, LP because we are a non-taxable entity.

•	Future net cash flows were discounted at an annual rate of 10%.

The Hugoton Properties’ standardized measure of discounted future net cash flow relating to estimated oil and natural gas reserves is presented below as of December 31, 2011:

Future cash inflows	$158,470
Future production costs	(79,452)
Future development costs	(4,800)
Future income tax expense	—

Future net cash flow	74,218
10% discount for estimated timing of cash flow	30,949

Standardized measure of discounted cash flow	$43,269

The principal changes in the pro forma standardized measure of discounted future net cash flow attributable to the acquired properties estimated oil and natural gas reserves are presented below for the period ended December 31, 2011:

Standardized measure of discounted future net cash flow, beginning of period	$46,109
Sales, less production costs	(7,167)
Accretion of discount	4,327

Standardized measure of discounted future net cash flow, beginning of period	$43,269